Exhibit 3.2

PLAN AND AGREEMENT OF MERGER OF

ON THE MOVE SYSTEMS CORP.

(a Florida Corporation)

AND

ON THE MOVE SYSTEMS CORP.

(a Nevada Corporation)

PLAN AND AGREEMENT OF MERGER by and between ON THE MOVE SYSTEMS CORP., a Florida corporation (“On the Move Florida”), and ON THE MOVE SYSTEMS CORP., a Nevada corporation (“On the Move Nevada”).

WHEREAS, On the Move Florida is a business corporation of the State of Florida with its registered office therein located at 5011 South State Road 7, Suite 106 Davie, Florida 33314; and

WHEREAS, the total number of shares of stock which On the Move Florida has authority to issue is 100,000,000 shares of common stock, $.0001 par value per share; and

WHEREAS, On the Move Nevada is a business corporation of the State of Nevada with its registered office therein located at 613 Saddle River Court, Henderson, Nevada 89015; and

WHEREAS, the total number of shares of stock which On the Move Nevada has authority to issue is 500,000,000, of which 480,000,000 are common stock, $.001 par value per share, and 20,000,000 are preferred stock, $.001 par value per share; and

WHEREAS, the Florida Business Corporation Act permits a merger of a business corporation of the State of Florida with and into a business corporation of another jurisdiction; and

WHEREAS, the Revised Statutes the State of Nevada permits the merger of a business corporation of another jurisdiction with and into a business corporation of the State of Nevada; and

WHEREAS, On the Move Florida and On the Move Nevada and the respective Boards of Directors thereof declare it advisable and to the advantage, welfare, and best interests of said corporations and their respective stockholders to merge On the Move Florida with and into On the Move Nevada pursuant to the provisions of the Florida General Corporation Law and pursuant to the provisions of the Revised Statutes of the State of Nevada upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto hereby determine and agree as follows.

ARTICLE I

MERGER

1.1. CONSTITUENT CORPORATIONS. The name, address and jurisdiction of organization of each of the constituent corporations are set forth in the recitals above.

1.2. SURVIVING CORPORATION. On the Move Nevada shall be the surviving corporation. The principal place of business, Articles of Incorporation, bylaws, officers and directors of On the Move Nevada shall survive the merger without amendment or revision and be the principal place of business, Articles of Incorporation, bylaws, officers and directors of the surviving corporation.

1.3. MERGER. On the Effective Date (as hereinafter set forth) and subject to the terms and conditions of this Agreement, the applicable provisions of the Florida Business Corporation Act (“Florida Law”), and the applicable provisions of Title 7, Chapter 78 of the Nevada Revised Statutes (“Nevada Law”), On the Move Florida is merged with and into On the Move Nevada. The separate existence of On the Move

Florida shall cease on and after the Effective Date.

ARTICLE II

EXCHANGE AND CONVERSION OF SHARES

2.1. CONVERSION OF CAPITAL STOCK. On the Effective Date, each 500 issued and outstanding share of the common stock, $.0001 par value per share, of On the Move Florida shall be converted into the right to receive one fully paid and non-assessable share of the common stock, $.001 par value per share, of On the Move Nevada.

2.2. FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued by On the Move Nevada as a result of the merger and no shareholder will own less than five shares. Each fractional share that would otherwise result from the merger shall be cancelled and returned to the authorized and unissued capital stock of On the Move Nevada and one full share of On the Move Nevada common stock, $.001 par value per share, shall be issued in its place. The necessary number of whole shares will be issued such that no shareholder will own less than five shares.

2.3. NO MANDATORY EXCHANGE. Pursuant to the provisions of NRS 78.250, any certificate representing shares of the common stock, $.0001 par value per share of On the Move Florida may be surrendered to On the Move Nevada for cancellation and exchanged for certificates representing shares of On the Move Nevada common stock, $.001 par value per share. Any stock represented by certificates that have not been so surrendered and exchanged shall be entitled to notice of and vote on any matters on which the shareholders of On the Move Nevada are entitled to vote and shall be entitled to receive any distributions on On the Move Nevada capital stock.

2.4. CANCELLATION OF EXISTING SHARES. On the Effective date, each share of the common stock, $.001 par value per share, of On the Move Nevada outstanding immediately prior to the merger shall be cancelled and returned to the authorized and unissued capital stock of On the Move Nevada.

ARTICLE III

ADDITIONAL COVENANTS AND AGREEMENTS

3.1. SUBMISSION TO SERVICE IN FLORIDA. On the Move Nevada agrees that it may be served with process in the State of Florida in any proceeding for enforcement of any obligation of On the Move Nevada arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of 607.1321 of the Florida Business Corporation Act, and irrevocably appoints the Secretary of State of Florida as its agent to accept services of process in any such suit or proceeding.

3.2. COOPERATION. This Agreement has been approved and adopted by the stockholders of On the Move Florida in accordance with Florida Law. Therefore, the parties hereto agree that they will cause to be executed and filed and recorded any document or documents prescribed by Florida Law or Nevada Law, and that they will cause to be performed all necessary acts within the State of Florida and the State of Nevada and elsewhere to effectuate the merger herein provided for.

3.3. ADDITIONAL ASSURANCES. On the Move Florida hereby appoints the officers and directors, each acting alone, as its true and lawful attorneys in fact to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for.

ARTICLE IV

EFFECTIVE DATE

4.1. EFFECTIVE DATE. The effective date in the State of Florida and the State of Nevada, shall be on the date of the last to occur:

•	the first day after the 20th day after the date of mailing an Information Statement in compliance with the provisions of Section 14(c) of the Securities Exchange Act of 1934;

•

the filing and acceptance of articles of merger with the Secretary of State of Florida in accordance with Florida Law or at such later time as is agreed to by the parties hereto and specified in the certificate of merger; or

•

the filing and acceptance of articles of merger with the Secretary of State of Nevada in accordance with Nevada Law or at such later time as is agreed to by the parties hereto and specified in the certificate of merger.

4.2. TERMINATION. Notwithstanding the full approval and adoption of this Agreement, the said Agreement may be terminated by either party at any time prior to the Effective Date.

4.3. AMENDMENT. Notwithstanding the full approval and adoption of this Agreement, this Agreement may be amended at any time and from time to time prior to the Effective Date except that, without the approval of the stockholders of On the Move Florida and the stockholders of On the Move Nevada, no such amendment may (a) change the rate of exchange for any shares of On the Move Florida or the types or amounts of consideration that will be distributed to the holders of the shares of stock of On the Move Florida; (b) change any term of the Articles of Incorporation of On the Move Nevada; or (c) adversely affect any of the rights of the stockholders of On the Move Florida or On the Move Nevada.

ARTICLE V

MISCELLANEOUS

5.1. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which may have different signatures and be signed at different times. When all parties have signed at least one counterpart, each counterpart shall be deemed complete and shall constitute the same instrument.

5.2. ENTIRE AGREEMENT. This Agreement is intended by the parties to be the final expression of their agreement with respect to the matter set forth herein and is intended to contain all of the terms of such agreement without the need to refer to other documents. There are no other understandings, written or oral, among the parties with respect to the matter set forth herein.

5.3. AMENDMENT. This Agreement may not be amended except by a written instrument signed by the parties hereto.

IN WITNESS WHEREOF, this Agreement is hereby executed upon behalf of each of the parties thereto this day of March 25, 2015.

ON THE MOVE SYSTEMS CORP.	ON THE MOVE SYSTEMS CORP.
A Florida corporation	A Nevada corporation

By: /s/ Robert Wilson	By: /s/ Robert Wilson
Robert Wilson	Robert Wilson
President and CEO	President and CEO